SENIOR SECURED PROMISSORY NOTE

$2,000,000.00               Denver, Colorado         March 28, 2002

FOR VALUE RECEIVED, the undersigned, CONCEPTS DIRECT, INC., a Delaware corporation ("Borrower"), promises to pay to PHILLIP A. and LINDA S. WILAND ("Lender"), the principal amount of Two Million Dollars ($2,000,000.00), with interest from the date hereof on the unpaid principal balance under this Note at the rate of ten percent (10%) per annum (on the basis of a 360-day year and the actual number of days elapsed). This Note shall be due and payable in monthly installments in the amount of Forty-Two Thousand Four Hundred Ninety-Four Dollars and Nine Cents ($42,494.09), commencing on April 25, 2002 and continuing on the same day of each calendar month thereafter; provided that all accrued and unpaid interest and the entire unpaid principal amount shall be due and payable in a lump sum payment on the earlier to occur of (the "Maturity Date"): (a) March 27, 2007 and (b) the date on which the indebtedness under this Note is accelerated as provided for under this Note. In addition, on the Maturity Date, any and all costs and expenses provided for under this Note shall be due and payable. All payments under this Note shall be made to Lender or its order, in lawful money of the United States of America and in immediately available funds delivered to Lender by automatic bank draft to Lender's account, ABA No. 304072080, Account No. 6309179249 at Commercial Federal Bank, 700 Fifth Avenue, Longmont, CO 80501, Reference: Phillip A. or Linda S. Wiland or at such other place within the United States as Lender or any holder hereof shall designate in writing for such purpose from time to time. If a payment under this Note otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next day which is not a Saturday, Sunday or legal holiday, and interest shall be payable thereon during such extension. All amounts due under this Note shall be payable without defense, set off or counterclaim. Each payment under this Note shall be applied in the following order:
(a) to the payment of costs and expenses which Borrower is required to pay pursuant to the provisions of this Note; (b) to the payment of accrued and unpaid interest; and (c) to the payment of outstanding principal. Lender and each holder hereof shall have the continuing and exclusive right to apply or reverse and reapply any and all payments under this Note. This Note may be prepaid in whole or in part at any time upon not less than five
(5) days written notice of Borrower's intention to make any such prepayment, which notice shall specify the date and amount of such prepayment. The written notice of Borrower to make a prepayment under this Note shall create an obligation of Borrower to pay the amount specified on the date specified in such notice. Any prepayment made prior to March 28, 2003 shall be subject to Prepayment Premium (as defined below), which shall be due and payable on the date of the prepayment. Any prepayment made on or after March 29, 2003 shall be without premium or penalty.
Interest shall be paid to the date of payment on the principal amount prepaid. Any partial principal prepayment under this Note shall be applied first against the installments of principal due under this Note in the reverse order of their maturity, with no change in the required amount of the monthly installments due under this Note prior to those installments prepaid in whole or in part. For purposes of this Note, the "Prepayment Premium" shall equal five percent (5%) of the principal balance outstanding at the time of prepayment.

Each of the following shall constitute an "Event of Default":
  (a) The Company fails to pay when due and payable (whether at maturity or otherwise) the full amount of interest then accrued on the Note and the continuance thereof for thirty
      (30) days, or the full amount of any principal payment (together with any applicable premium) on the Note or any other amounts payable under the Note on the date due.
  (b) A judgment creditor of the Company shall obtain possession of any of the Collateral by any means, including, but not limited to, levy, distraint, replevin or self-help.
  (c) The Secured Parties' Lien, or the priority thereof, on any portion of the Collateral shall become impaired or otherwise unenforceable, and such impairment or unenforceability is not cured within ten (10) days.
  (d) The Company shall become insolvent or admit in writing its inability to pay its debts generally as they come due; or the Company shall institute a voluntary case seeking liquidation or reorganization under the United States Bankruptcy Code, or shall consent to the institution of an involuntary case thereunder against it; or the Company shall file a petition initiating or shall otherwise institute any similar proceeding under any other applicable federal or state law, or shall consent thereto; or the Company shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers, or the Company shall make an assignment for the benefit of creditors; or, if an involuntary case shall be commenced seeking the liquidation or reorganization of the company under the United States Bankruptcy Code, or any similar proceeding shall be commenced against the Company under any other applicable federal or state law, and (i) the petition commencing the involuntary case is not timely controverted, or (ii) the petition commencing the involuntary case is not dismissed within thirty (30) days of its filing, or (iii) an interim trustee is appointed to take possession of all or a portion of the property and/or to operate all or any part of the business of the Company, or (iv) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers over the Company, or of all or a part of the property of any of the foregoing, shall have been entered; or any other similar relief shall be granted against the Company under any applicable federal or state law. If any Event of Default has occurred and is continuing, then the interest rate under this Note shall increase immediately by an increment of two (2) percentage points. If any such Event of Default has occurred and continues for a period of three hundred sixty (360) days thereafter, then the interest rate under this Note shall increase by a further increment of two (2) percentage points (for a total increase of four (4) percentage points). Any increase of the interest rate resulting from the operation of this paragraph shall terminate as of the close of business on the date on which no Events of Default exist (subject to subsequent increases pursuant to this paragraph). If an Event of Default has occurred, then the aggregate outstanding principal amount due under this Note (together with all accrued interest and all other amounts due and payable hereunder) shall become immediately due and payable without any action on the part of Lender, and Borrower shall immediately pay to Lender all amounts due and
      payable under this Note.   If Lender demands immediate
      payment of all or any portion of this Note, Borrower shall immediately pay to Lender all amounts due and payable under this Note. In no event shall interest be charged under this Note which would violate any applicable law. If the rate of interest provided for herein would otherwise exceed the maximum rate permitted by applicable law, then the interest rate shall be reduced to the maximum rate permitted by applicable law.

This Note is secured under a Security Agreement, by and between the Company and the Lender dated as of the date hereof (the "Security Agreement"). Reference is hereby made to the Security Agreement dated as of the date hereof by and between the Borrower and the Lender for a description of the nature and extent of the security for this Note and the rights with respect to such security of the holder of this Note. Nothing herein shall be deemed to limit the rights of Lender under this Note, all of which rights and remedies are cumulative. In the event that the Company issues a promissory note to a third party equal to or greater than Two Million Dollars ($2,000,000) on or before April 30, 2002, in addition to the rights granted to the Lender hereunder, and under a Warrant to Purchase Common Stock of the Company issued by the Company and dated as of the date hereof, and the Security Agreement, the Lender shall receive any and all other rights granted to such third party, including without limitation, rights with respect to registration rights, and preemptive rights, subject to the Lender agreeing to provide such third party a pro rata share in the Security provided to Lender under the Security Agreement. No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of Lender or any holder of this Note, and then only to the extent specifically set forth therein. If any default occurs in any payment due under this Note, Borrower and all guarantors and endorsers hereof, and their successors and assigns, promise to pay all costs and expenses, including attorneys' fees, incurred by each holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder's rights or remedies under this Note on account of any past or future defaults shall be deemed to have been waived by the holder's acceptance of any past due installments or by any indulgence granted by the holder to Borrower. Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind, and agree that they shall remain liable for all amounts due under this Note notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the holder hereof to exercise any rights under this Note. Borrower and all guarantors and endorsers hereof, and their successors and assigns, hereby waive the right to plead any and all statutes of limitation as a defense to a demand under this Note to the full extent permitted by law. This Note shall inure to the benefit of Lender, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of Borrower. Each reference herein to powers or rights of Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them. In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect. Any notice required or permitted hereunder or pursuant to the Note Purchase Agreement shall be in writing and shall be deemed to have been given upon delivery if personally delivered or upon deposit if deposited in the United States mail for mailing by certified mail, postage prepaid and addressed as follows:

If to Lender: Phillip A. and Linda S. Wiland
              8000 North 41st Street
              Longmont, Colorado 80503

If to Borrower:	Concepts Direct, Inc.
                2950 Colorful Avenue
                Longmont, Colorado  80504-6214
                Attention:

With a copy to: McGuireWoods LLP
                One James Center
                901 East Cary Street
                Richmond, Virginia 23219-4030
                Attention:  Kevin D. Pomfret, Esq.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF COLORADO APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN DENVER, COLORADO, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS NOTE OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS NOTE, PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF DENVER, COLORADO, AND, PROVIDED, FURTHER, NOTHING IN THIS NOTE SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AT THE ADDRESS SET FORTH ABOVE AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS RELATED HERETO.

IN WITNESS WHEREOF, Borrower has caused this Senior Secured
Promissory Note to be duly executed the day and year first above written.

CONCEPTS DIRECT, INC.
a Delaware corporation
By:
Name:   Cody S. McGarraugh
Title:  Chief Financial Officer